PAGE 1

                              Registration Statement No. 33-00000
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                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549
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                              FORM S-8
                       REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1933
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                E. I. DU PONT DE NEMOURS AND COMPANY
       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        1007 MARKET STREET
     DELAWARE     WILMINGTON, DELAWARE  19898     51-0014090
   (STATE OR OTHER    (ADDRESS OF PRINCIPAL    (I.R.S. EMPLOYER
     JURISDICTION      EXECUTIVE OFFICES)     IDENTIFICATION NO.)
 OF INCORPORATION OR
    ORGANIZATION)
                           --------------

                   1995 CORPORATE SHARING PLAN OF
                E. I. DU PONT DE NEMOURS AND COMPANY
                      (FULL TITLE OF THE PLAN)

                           --------------

     CHARLES L. HENRY, SENIOR VICE PRESIDENT -- DU PONT FINANCE
                E. I. DU PONT DE NEMOURS AND COMPANY
                         1007 MARKET STREET
                     WILMINGTON, DELAWARE  19898
               (NAME AND ADDRESS OF AGENT FOR SERVICE)

    TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENTS FOR SERVICE:
                            302-774-1000
                           --------------

         APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES
                        PURSUANT TO THE PLAN:
                From time to time after July 24, 1995
                           --------------

                   CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------
                                  PROPOSED    PROPOSED
                                   MAXIMUM     MAXIMUM
                        AMOUNT    OFFERING    AGGREGATE     AMOUNT OF
TITLE OF SECURITIES     TO BE       PRICE     OFFERING     REGISTRATION
 TO BE REGISTERED     REGISTERED  PER SHARE     PRICE          FEE
- ------------------------------------------------------------------------
Common Stock $.60
  par value           10,100,000   $57.00    $575,700,000  $198,517.25

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                               PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The documents listed below, previously filed with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement:

     (a) DuPont's Annual Report on Form 10-K for the year ended December 31, 1994.

     (b) DuPont's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     (c)  DuPont's Current Reports on Form 8-K as filed on
          January 25, 1995, and April 7, 13, 24 and 27, 1995.

     All documents subsequently filed by DuPont pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of DuPont Common Stock

     Holders of DuPont Common Stock are entitled to receive dividends that may be declared by the Board of Directors of DuPont from surplus or net earnings, but not until all cumulative dividends on preferred stock shall have been declared and set apart for payment at the annual rates of $4.50 a share for the $4.50 Series and $3.50 a share for the $3.50 Series. Holders of DuPont Common Stock have the right to vote on all questions to the exclusion of all other stockholders, except as otherwise expressly provided by law or unless DuPont shall be in default in the payment of dividends on preferred stock for a period of six months. In the latter event, until accumulated and unpaid dividends on preferred stock of all series shall have been paid, the holders of the outstanding preferred stock shall have the exclusive right, voting separately and as a class, to elect two directors, or if the total number of directors of DuPont be only three, then only one director, at each meeting of stockholders held for the purpose of electing directors.

     On liquidation, dissolution, or winding up of DuPont, whether voluntary or involuntary, after payments have been made to holders of preferred stock, holders of DuPont Common Stock have the right to share ratably the remaining assets available for

                                II-1

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                               PAGE 3

distribution. In the event of voluntary liquidation, holders of preferred stock are entitled to accumulated dividends and $115 a share for the $4.50 Series and $107 a share for the $3.50 Series; in the event of involuntary liquidation, holders of both series are entitled to accumulated dividends and $100 a share. Holders of DuPont Common Stock do not have any preemptive rights.

Item 5.  Interests of Named Experts and Counsel

     The validity of the issue of DuPont Common Stock offered hereby has been passed on by Howard J. Rudge, Esq., Senior Vice President and General Counsel of DuPont. Mr. Rudge beneficially owned as of June 7, 1995, 12,843 Shares of Common Stock of DuPont, including 86,056 shares of which he has the right to acquire beneficial ownership within 60 days through the exercise of stock options awarded under DuPont's Stock Option Plan.

Item 6.  Indemnification of Directors and Officers

     Under provisions of the Bylaws of DuPont, each person who is or was a director or officer of DuPont shall be indemnified by DuPont to the full extent permitted or authorized by the General Corporation Law of Delaware against any liability, cost or expense asserted against such director or officer and incurred by such director or officer in any such person's capacity as director or officer, or arising out of any such person's status as a director or officer. DuPont has purchased liability insurance policies covering its directors and officers to provide protection where DuPont cannot indemnify a director or officer.

Item 8.  Exhibits

     Exhibit
     Number                     Description
     -------                    -----------
     4(a) DuPont's Certificate of Incorporation, effective December 22, 1989, defining the rights of the holders of DuPont Common Stock, incorporated by reference to Exhibit 3.1 of DuPont's Annual Report on Form 10-K for the year ended December 31, 1994

     4(b)      Terms and Conditions of 1995 Corporate Sharing Plan

     5         Opinion of Counsel

     23(a)     Consent of Independent Accountants

     23(b) Consent of Howard J. Rudge, Esq. included in the opinion filed as Exhibit 5 to this Registration
               Statement

     24 Powers of attorney authorizing certain officers to sign this registration statement and amendments thereto on behalf of officers and directors

                                II-2


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                               PAGE 4

Item 9.  S-K Item 512 Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

               (i)   To include any prospectus required by
          section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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                               PAGE 5

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





































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                               PAGE 6

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, State of Delaware, on June 7, 1995.

                              E. I. DU PONT DE NEMOURS AND COMPANY

                              By
                                   /s/ Charles L. Henry
                                   -----------------------------
                                   Charles L. Henry, Senior Vice
                                   President - DuPont Finance
                                   (Chief Financial Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

[E. S. Woolard, Jr.   Chairman and Director
                        (Principal Executive
                         Officer)
J. A. Krol            Vice Chairman and
                         Director
C. S. Nicandros       Vice Chairman and
                         Director      By
                                            /s/ Charles L. Henry
                                            -----------------------
                                            Charles L. Henry
A. F. Brimmer         Director              Senior Vice President-
E. B. du Pont         Director              DuPont Finance
C. M. Harper          Director              (Principal Financial
W. K. Reilly          Director              and Accounting Officer
H. R. Sharp, III      Director              and Attorney-In-Fact
C. M. Vest            Director]             for bracketed
                                            individuals)
                                            (June 7, 1995)

                                       By
                                            /s/ Howard J. Rudge
                                            ----------------------
                                            Howard J. Rudge
                                            Senior Vice President
                                            and General Counsel -
                                            DuPont Legal
                                            (Attorney-In-Fact for
                                            bracketed individuals)
                                            (June 7, 1995)

     Powers of attorney authorizing C. L. Henry and H. J. Rudge jointly, to sign the registration statement and amendments thereto on behalf of the above-named directors and officers are filed with the registration statement.

                                II-5

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                              PAGE 7



                          INDEX TO EXHIBITS


     Exhibit
     Number                     Description
     -------                    -----------
     4(a) DuPont's Certificate of Incorporation, effective December 22, 1989, defining the rights of the holders of DuPont Common Stock, incorporated by reference to Exhibit 3.1 of DuPont's Annual Report on Form 10-K for the year ended December 31, 1994

     4(b)      Terms and Conditions of 1995 Corporate Sharing Plan

     5         Opinion of Counsel

     23(a)     Consent of Independent Accountants

     23(b) Consent of Howard J. Rudge, Esq. included in the opinion filed as Exhibit 5 to this Registration
               Statement

     24 Powers of attorney authorizing certain officers to sign this registration statement and amendments thereto on behalf of officers and directors


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                              PAGE 8


                                                  EXHIBIT 4(b)


         TERMS AND CONDITIONS OF 1995 CORPORATE SHARING PLAN

TERMS AND CONDITIONS APPLICABLE TO STOCK OPTIONS
- ------------------------------------------------

1.   Exercise Price

     A stock option entitles you to purchase, subject to the limitations set forth in these terms and conditions, DuPont common stock at the average (rounded to the next higher multiple of 25 cents -- unless such average is itself a multiple of 25 cents) of the high and low price on the New York Stock Exchange (NYSE) Composite Transactions Tape on the grant date.

2.   First Time of Exercisability

     Except as provided below, from the grant date to the day prior to the first anniversary of grant date no shares may be purchased under the stock option. On the first anniversary of grant date, subject to the other terms and conditions contained herein, all shares subject to the option may be purchased.

     The day following your retirement pursuant to the pension or retirement plan or policy of a sharing plan company, or the day following termination of employment by such company pursuant to a designated company initiated program or due to divestiture or lack of work, or upon your death, all shares subject to option under your award may be purchased provided your retirement, termination of employment pursuant to a designated company initiated program or due to divestiture or lack of work, or death occurs six months after grant date, or later. If, however, your retirement, termination of employment due to divestiture or lack of work, or death occurs prior to that date, no such shares may be purchased and your option will terminate.

3.   Last Time of Exercisability

No shares may be purchased under the stock option grant after the earliest of the following:

a. The day prior to the tenth anniversary of the grant date, or

b.   Two years after your death, or

c.   The date of termination of your employment for cause, or


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                            PAGE 9


d. Three months after termination of your employment for any reason other than for cause, your death, or retirement pursuant to the provisions of the pension or retirement plan or policy of a sharing plan company; provided, however, that such stock options may continue in effect to such extent and under such conditions as the Compensation Committee may determine.

4.   Stock Dividend

     In the event of any stock dividend, other changes in capitalization or special distributions to stockholders, an equitable adjustment will be made as indicated in Article XII of the Corporate Sharing Plan in the number of shares subject to the stock option and the price per share applicable thereto.

5.   Nontransferability and Exercise Upon Death

     During your lifetime, your option is not transferable and shares subject to the option may be purchased only by you.

     In the event of your death, your remaining option shares may be purchased by the executor or administrator of your estate or in accordance with the executor's or administrator's directions, subject to the other terms and conditions contained herein.

6.   How to Exercise/Payment of Exercise Price

     Exercises of your option to purchase shares of DuPont common stock must be made through the designated administrator. At the time of exercising any portion of your stock option, it will be necessary to make arrangements with the designated administrator for full payment in U.S. dollars on account of shares purchased. Payment of the purchase price must be made in cash and/or through the sale of the option shares issued pursuant to the exercise. If payment is made through the sale of the option shares, the stock will be valued at the price received on the sale of the shares on the NYSE the trading day following the day your exercise is valued.

     In those countries where an 800 phone exchange service to the designated administrator is available, the exercise transaction can be executed over the phone. In those countries where this service is not available, the exercise transaction can be executed by facsimile of exercise forms to the designated administrator or by a long distance phone call. Postal delivery of exercise forms is also available,

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                            PAGE 10


but the exercise will not be effective until received by the designated administrator. Exercise transactions executed over the phone or received by the designated administrator prior to 4 p.m. New York time will be valued at that day's closing price for DuPont stock for the purpose of withholding requirements and establishing the tax basis for gain/loss on future sale. If the exercise day is not a day the NYSE is open, the transaction will be valued at the closing price on the next trading day the exchange is open.

     Purchase of shares subject to option will be effected only if notice of such purchase, accompanied by payment (in cash and/or sale of option shares) is received by the designated administrator on or before the last day allowed for the purchase of shares as indicated above. Shares purchased will be delivered by DuPont to the designated administrator six trading days following the day your exercise is valued.

7.   Minimum Exercise

     You may not purchase at any one time fewer than ten shares subject to the stock option, unless you have fewer than ten shares remaining subject to the stock option.

8.   Satisfying Withholding

     When withholding of national, social, and/or local taxes is required in a country, it will be done by selling option shares issued pursuant to the exercise of the option. The number of shares withheld will be dependent on the sales price received for the shares on the NYSE on the trading day following the day your exercise is valued.

9.   Program Administration

     The decision of the Compensation and Benefits Committee with respect to any question arising as to the interpretation of the 1995 Corporate Sharing Plan as it affects these grants, including the severability of any and all of the provisions of the 1995 Corporate Sharing Plan, shall be final, conclusive and binding.

     No information pertaining to the application, operation or administration of this 1995 Corporate Sharing Plan will be made available unless the Compensation and Benefits Committee, in its sole discretion, shall make it available.

     Nothing in this 1995 Corporate Sharing Plan shall be deemed to give any employee, or any employee's legal representatives or assigns, any right to participate in the 1995 Corporate Sharing Plan except to such extent, if any, as

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                            PAGE 11

the Compensation and Benefits Committee may have determined or approved pursuant to the provisions of this 1995 Corporate
Sharing Plan.

     Grants under this Plan shall not be delivered to any employee or beneficiary of any employee in a bargaining unit represented by a union for collective bargaining unless and until the site manager has authorized delivery of the grant, collective bargaining on the subject has taken place, and any requisite obligations thereunder have been fulfilled.

10.  Incorporation of 1995 Corporate Sharing Plan

     It is understood that in addition to the terms and conditions set forth above, which are fixed in accordance with the 1995 Corporate Sharing Plan, your grants are also subject to the other applicable provisions of the 1995 Corporate
Sharing Plan.

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                           PAGE 12


                                                     EXHIBIT 5


DUPONT




                              June 7, 1995




E. I. du Pont de Nemours and Company
1007 Market Street
Wilmington, Delaware  19898

Gentlemen/Ladies:

     Reference is made to the Registration Statement being filed by you with the Securities and Exchange Commission, relating to 10,100,000 shares of E. I. du Pont de Nemours and Company (hereinafter called "the Company") $0.60 par value Common Stock ("Common Stock").

     It is my opinion that:

     (a) the Company is duly organized and existing under the laws of the State of Delaware; and

     (b) all shares of Common Stock so registered are or will when sold, be legally issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion in connection with the above-mentioned Registration Statement.

                              Very truly yours,


                              /s/ Howard J. Rudge

                              Howard J. Rudge
                              Senior Vice President and
                              General Counsel

HJR/pat

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                             PAGE 13

                                                  EXHIBIT 23(a)


                 CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated
February 16, 1995, which appears on page 38 of the 1994 Annual Report to Stockholders of E. I. du Pont de Nemours and Company, which is incorporated by reference in E. I. du Pont de Nemours and Company's Annual Report on Form 10-K for the year ended December 31, 1994.




Price Waterhouse LLP
30 South Seventeenth Street
Philadelphia, Pennsylvania  19103

June 5, 1995

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                            PAGE 14

                                                       EXHIBIT 24


                          POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints (1) the Senior Vice President and General Counsel or any Vice President and Assistant General Counsel of E. I. du Pont de Nemours and Company (hereinafter referred to as the "Company"), and (2) the Senior Vice President - DuPont Finance, or any Vice President, DuPont Finance, jointly, in his or her name, place and stead, in any and all capacities, to execute and file, or cause to be filed, with the Securities and Exchange Commission, a Registration Statement on Form S-8 relating to DuPont common stock, $0.60 par value, offered under the Company's Corporate Sharing Plan, any and all amendments thereto (including post-effective amendments), and all matters required by the Commission in connection with such registration under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     E. S. WOOLARD, JR.                 May 19, 1995
          Director                           Date

         J. A. KROL                     May 24, 1995
          Director                           Date

     C. S. NICANDROS                    May 21, 1995
          Director                           Date

       A. F. BRIMMER                    May 24, 1995
          Director                           Date

       E. B. DU PONT                    May 24, 1995
          Director                           Date

       C. M. HARPER                     May 24, 1995
          Director                           Date

       W. K. REILLY                     May 24, 1995
          Director                           Date

       H. R. SHARP, III                 May 24, 1995
          Director                           Date

         C. M. VEST                     May 24, 1995
          Director                           Date

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                           PAGE 15


DuPont Legal
Wilmington, DE  19898








                                   June 7, 1995




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Sir/Madam:

          On behalf of E. I. du Pont de Nemours and Company ("DuPont"), I am transmitting a Registration Statement on Form S-8 covering 10,100,000 shares of common stock for filing in accordance with the requirements of the Securities Act of 1933.

          DuPont's wire transfer in the amount of $198,517.25 in payment of the filing fee has been transmitted to the SEC's lockbox.

          If you have any questions concerning the Registration Statement, please call me at (302) 774-5303.

                                   Very truly yours,


                                   /s/ Mary E. Bowler

                                   Mary E. Bowler
                                   Senior Counsel and
                                   Assistant Secretary